CUSIP No. 501889 20 8

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: February 13, 2006

/s/ Leonard A. Damron
LEONARD A. DAMRON

DAMRON LKQ LIMITED PARTNERSHIP

By:	/s/ Leonard A. Damron
LEONARD A. DAMRON, as Trustee of the LEONARD A. DAMRON LIVING TRUST

Its: General Partner

Page 6 of 6 pages